UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Piedmont Office Realty Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing May 9, 2017, Piedmont Office Realty Trust sent the following communication to certain stockholders.

Piedmont Office Realty Trust, Inc.

2017 Annual Meeting of Stockholders

May 9, 2017

Supplemental Information regarding Proposal 1 – Election of Directors

On March 22, 2017, Piedmont Office Realty Trust, Inc. (“we”, “our”, “us” or the “Corporation”) mailed to our stockholders the proxy statement for our 2017 annual meeting of stockholders. Based on additional engagement with our stockholders in connection with soliciting proxies for the upcoming annual meeting, on May 8, 2017, our Board of Directors (the “Board”) approved and adopted an amendment to Article XIV of our Amended and Restated Bylaws (the “Bylaws”) to permit the Corporation’s stockholders to amend the Bylaws.

The Board also adopted a resolution to submit to the Corporation’s stockholders, at the 2018 annual meeting of stockholders, a proposal (the “Charter Amendment Proposal”) to the Corporation’s Third Articles of Amendment and Restatement (the “Charter”) to clarify that the Corporation’s stockholders have the power to amend the Bylaws. The Charter Amendment Proposal will not be effective unless and until it is approved by a majority of the Corporation’s outstanding common stock entitled to vote on the Charter Amendment Proposal at the 2018 annual meeting of stockholders.

In addition, on May 8, 2017, the Board elected Frank C. McDowell to serve as Chairman of the Board effective immediately following the election of directors at the 2017 annual meeting of stockholders, assuming that Mr. McDowell is elected to serve as a director at the 2017 annual meeting.